Exhibit 99.1

January 17, 2012	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER ANNOUNCES 2012 EARNINGS GUIDANCE

•	Company announces earnings guidance for 2012: establishes range between $1.90 and $2.00 per share for ongoing earnings

•	Company expects its 2011 adjusted earnings per share to be in the mid-point of the previously issued guidance range

VOORHEES, N.J., January 17, 2012 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced its earnings guidance for 2012 as well as a preliminary earnings range for the year ended December 31, 2011.

American Water estimates its 2012 ongoing earnings to be in the range of $1.90 to $2.00 per share.

“The 2012 guidance is based on the continued execution of our strategic goals,” said Jeff Sterba, president and CEO of American Water. “We will invest resources and capital to ensure reliable service, manage expenses and seek further efficiencies, leverage the expertise and innovation of our employees and pursue potential growth opportunities.”

The company expects its 2011 adjusted earnings per share to be in the middle of the range of $1.75 to $1.82 (a non-GAAP financial measure), subject to the completion of the independent audit. The 2011 earnings estimate does not recognize the benefit to net income and EPS of the cessation of depreciation for discontinued operations in Arizona, New Mexico, Texas and Ohio. This benefit is approximately $0.09 for 2011, which increases 2011 GAAP earnings.

“In 2011, our commitment to operational excellence led to successes in portfolio optimization, increased regulated operating efficiency, and improved performance of our Market-based business, and enabled us to provide increased value to our customers and investors,” said Sterba. “These preliminary results are a reflection of the hard work and dedication of American Water’s employees.”

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Sterba and Ellen Wolf, senior vice president and chief financial officer, will host a 2012 Earnings Guidance conference call and audio webcast with investors, analysts and other interested parties on January 18 at 9:00 a.m. Eastern Standard Time. There will be a question and answer session as part of the call.

The company’s earnings forecasts are subject to numerous risks, including those described under “Forward-Looking Statements” below and under “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

American Water will provide more detailed results in its final 2011 fourth quarter and year-end earnings press release and 10-K filing on February 24, 2012.

Non-GAAP Financial Measures

This press release includes a presentation of “Adjusted earnings per share, exclusive of the cessation of depreciation of discontinued operations accounting treatment.” This item is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission rules. This non-GAAP financial measure supplements our GAAP disclosures and should not be considered an alternative to the GAAP measures.

Management believes that the presentation of this adjusted measure is useful to investors and management because it provides a means of evaluating the company’s operating performance.

Earnings Guidance Conference Call

American Water will host a 2012 Earnings Guidance conference call and audio webcast with investors, analysts and other interested parties on Wednesday, January 18, 2012 at 9:00 a.m. Eastern Standard Time. There will be a question and answer session as part of the call.

Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through January 25, 2012 by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4498174. The online archive of the webcast will be available through February 18, 2012 by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

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About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in more than 30 states and parts of Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on our current expectations and assumptions regarding future events and relate to, among other things, our future financial performance in 2012, including earnings, our growth strategies, our ability to finance current operations and growth initiatives, trends in our industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; our ability to appropriately maintain current infrastructure and manage the expansion of our business; our ability to obtain permits for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business; cost overruns relating to improvements or the expansion of our operations; changes in general economic, business and financial market conditions; significant changes to our business processes and corresponding technology; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; the incurrence of impairment charges; migration of customers into or out of our service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; ability to retain and attract qualified employees; and civil disturbance, labor strikes or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

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For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The Company undertakes no duty to update any forward-looking statement.

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